BLUEPHOENIX

March 13, 2012

Mr. Matt Bell
1116 36th Avenue East
Seattle, WA 98112

I am delighted to extend our offer for you to join BridgeQuest Solutions, Inc. The details of your offer are:

Position: President
Reporting to: Shimon Bar Kama, CEO
Start Date: March 5, 2012

Salary
Your annual salary will be: $170,000.00. You will be paid on the 15th and 30th of the month.

Benefits
You will be eligible for all standard BluePhoenix Solutions US, Inc. benefits, including health, dental, vision, life and disability insurance. Health, dental and vision insurance, 401(k) retirement savings plan and life insurance (if you opt for it) will be effective your first day of work. Disability insurance will be effective after 90 days of employment. Employee matching for 401(k) contributions will be based on BluePhoenix Solutions USA, Inc.'s plan documents.

Vacation & Holiday
New employees are granted three (3) weeks of vacation per year, which accrue at a rate of five (5) hours per payroll beginning on the date of hire. In addition, U.S. employees observe six (6) standard holidays and are given four (4) "floating" holidays. Scheduling of vacation and personal time should be arranged between you and your manager.

Options
BluePhoenix shall grant Matt, pursuant to the BluePhoenix Solutions Ltd. 2007 award plan then in effect, and as revised from time to time (the "Award Plan"), 300,000 Option Units (in the value of $1.80 each all under the terms and conditions set forth in the Award Plan, grant letter and other ancillary documents to be provided to Matt for his signature upon the date of the grant. The Options shall vest over a period of three (3) years in monthly installments with a 6 month cliff as long as Matt is an employee. Notwithstanding the foregoing, in case of a Change of Control, all such Options granted under this paragraph shall become fully vested. For purpose of this Section, "Change of Control" means any person, entity or affiliated group becoming the owner or owners of more than fifty percent (50%) of the outstanding equity securities of BluePhoenix. It is hereby agreed that increase in the current shareholders or any of its affiliates' holdings in BluePhoenix shall not be considered a change of control event.

Special Bonus
If the company is sold for more than $60M within the next 3 years a special bonus of $500K will be paid to the employee.

Requirements Prior to Your Start
As part of your employment offer, BridgeQuest Solutions, Inc. requires that you sign a non-competition agreement, a copy of which is attached, before you begin work. In compliance with the Immigration Reform Act of 1986, you must also show proof of your eligibility for employment in the United States on your first day of work.

It is fundamental policy of BluePhoenix Solutions USA, Inc. that it does not hire employees or consultants in order to obtain access to trade secrets or proprietary information of any of their former employers. By accepting this job offer, you represent that (i) you will not violate the terms of any non-competition, non-disclosure and non-solicitation agreements to which you may be bound by any prior employer and (ii) you will not use any files or materials in connection with your employment with BluePhoenix Solutions USA, Inc. that are trade secrets of or proprietary in formation to another firm.

Statement of Employment at Will
I am delighted that you have expressed an interest in BluePhoenix Solutions USA, Inc. and am confident that you will quickly become a key member of the BluePhoenix Solutions USA, Inc. team. However, your employment with BluePhoenix Solutions USA, Inc. is terminable at any time by you or us for any reason. In the event either party would like to terminate employment 2 months' notice is required in first year of employment. After the first year 3 monthsnotice is required by both sides. . During the period of notice all salary, benefits, bonus accruing, vesting and payments will stay the same.

This offer is valid until the close of business **March 23, 2012.** Please indicate your acceptance of our offer by signing one copy of this letter and returning to Faith Grum at (919) 577-0097 or via email at fgrum@bphx.com. Should you have any questions, please don't hesitate to contact me at (919) 577-0104.

Yours sincerely,

Shimon Bar Kama
CEO

Accepted:
Cc: Personnel File